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                                                                      EXHIBIT 21

                            THE JOHN NUVEEN COMPANY

                              LIST OF SUBSIDIARIES
                                (AS OF 12/31/01)


Nuveen Advisory Corp.
Nuveen Institutional Advisory Corp.
Nuveen Investments
Rittenhouse Financial Services, Inc.
Nuveen Asset Management Inc.
Nuveen Senior Loan Management, Inc.
Nuveen Asia Investments, Inc.
Nuveen Investments Holdings, Inc.
Symphony Asset Management, LLC*


Note:  All subsidiaries are 100% owned, except Symphony Asset Management, LLC

* Ownership percentage:    i.)  The John Nuveen Company (51%)
                          ii.) Nuveen Investments Holdings, Inc. (49%)